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                                    EXHIBIT 5







                                 August 20, 1997



FPA Medical Management, Inc.
3636 Nobel Drive, Suite 200
San Diego, California


        Re:  Registration Statement on Form S-8


Gentlemen:

         With reference to the Registration Statement on Form S-8 to be filed by FPA Medical Management, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 4,500,000 shares of the Company's common stock, par value $0.002 per share (the "Shares"), issuable upon the exercise of options (the "Options") granted and to be granted under the FPA Medical Management, Inc. Amended Omnibus Stock Option Plan (the "Omnibus Option Plan"), it is my opinion that such Shares, when issued upon exercise of Options granted or to be granted under the Omnibus Option Plan and upon payment of the option price, all in accordance with the terms of the Omnibus Option Plan, will be legally issued, fully paid and nonassessable.

         This opinion is based on the assumption that the Registration Statement on Form S-8 with respect to the Shares issuable upon the exercise of the Options will have been filed by the Company with the Securities and Exchange Commission and will have become effective before any of the Shares are issued and that the persons acquiring the Shares will receive a prospectus containing all the information required by Part I of Form S-8 before acquiring such Shares.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

                                       Very truly yours,

                                   /S/ James A. Lebovitz